Exhibit 3.15(b)

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

Clive R. Hanson and Lee A. Hanson certify that:

1. They are the President and the Secretary, respectively, of Hanson Concrete Products, Inc., a California corporation.

2. The Articles of Incorporation of the Corporation have been amended in full to read as set forth in Exhibit A attached hereto and incorporated herein by reference.

3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment of the Articles of Incorporation has been duly approved by the prior vote of shareholders in accordance with §902 of the Corporations Code. All of the outstanding shares entitled to vote on the issue voted in favor of the amendment of the Articles of Incorporation.

/s/ CLIVE R. HANSON

CLIVE R. HANSON President

/s/ LEE A. HANSON

LEE A. HANSON Secretary

The undersigned declare under penalty of perjury that the matters set forth in the foregoing Certificates is true of their own knowledge.

Executed at Milpitas, California, on the 18th day of February, 1981.

/s/ CLIVE R. HANSON

CLIVE R. HANSON President

/s/ LEE A. HANSON

LEE A. HANSON Secretary

EXHIBIT “A”

AMENDED ARTICLES OF INCORPORATION

OF

HANSON CONCRETE PRODUCTS, INC.

1. The name of this corporation shall be:

HANSON CONCRETE PRODUCTS, INC.

2. The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

3. The Corporation is authorized to issue three classes of shares designated respectively Class A Common, Class B Common, and Preferred. The total number of Class A Common shares which the Corporation is authorized to issue is 720. The total number of Class B Common shares which the Corporation is authorized to issue is 5,800. The total number of Preferred shares authorized is 12,800.

The privileges, preferences and restrictions granted to or imposed on the restrictive classes of shares or the holders thereof are as follows:

(a) Class A Common shares shall be voting shares and no Preferred share or Class B Common share shall be entitled to notice of any shareholder’s meeting or to vote upon the election of directors or upon any other matters.

(b) The holders of Preferred shares shall be entitled to receive dividends out of any funds legally available therefor, if, at the election of the Board of Directors, a dividend is authorized for such issuance. In the event the Board of Directors does not authorize a dividend exclusively to the holders of the Preferred shares but does authorize a dividend, then the holders of the Preferred shares shall receive dividends per share at the rate of one and one-half times that paid per share of Common.

(c) In the event of any voluntarily or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Preferred shares shall be entitled to receive from the assets of the Corporation $68.00 per share and a further preferential amount in cash equal to all accrued and unpaid dividends thereon through and including the date that payment is to be made to the holders of Preferred shares, all of which shall be paid or set apart for payment before payment or provisions for payment of any amount or the distribution of any assets of the Corporation to the holders of Common shares in connection with such liquidation, dissolution or winding up. Each Preferred share shall rank on a parity with each other Preferred share, irrespective of series, with respect to the respective preferential amounts fixed for such series payable upon any distribution of assets by way of liquidation, dissolution or winding up of the Corporation, and no such amounts shall be paid or set apart for payment on the Preferred shares of any series unless at the same time amounts in like proportions to the respective preferential amounts to which the Preferred shares of each other series are entitled shall be paid or set apart for payment. After the payment or provision for payment to the holders of Preferred shares of the preferential amount so payable to them, the holders of the Common shares shall be entitled to receive, ratably, all remaining assets of the Corporation. A consolidation or merger of this Corporation with or into any other corporation or corporations, or a sale of all or substantially all the assets of this Corporation, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this paragraph.

(d) At the option of the Board of Directors, the Corporation may at any time redeem the whole, or from time to time any part, of the Preferred shares outstanding by paying for them in cash, $68.00 per share, which price hereinafter is referred to as the “Redemption Price”. On redemption the Corporation must give at least ten (10) days prior written notice by mail to each Preferred shareholder of record at his last known address, as shown on the records of the Corporation, stating the date and plan of redemption, hereinafter called the “Redemption Notice”. If only a part of the outstanding Preferred shares is redeemed, the redemption shall be effected by lot, as prescribed by the Board of Directors, or pro rata; provided, however, that no Preferred shares shall be redeemed unless full dividends for the current period on all outstanding Preferred shares have been paid or declared and set apart for payment. On or after the date fixed for redemption, each holder of Preferred shares shall surrender his stock certificates to the Corporation at the place designated in the Redemption Notice and shall then be entitled to receive payment of the Redemption Price. If fewer than all shares represented by any surrendered certificate are redeemed, a new certificate for the unredeemed shares shall be issued. If the Redemption Notice is duly given and if sufficient funds are available on the date fixed for redemption, then, whether or not the certificate is surrendered, all rights with respect to those shares shall terminate on the date fixed for redemption, except for the holder’s right to receive the Redemption Price, without interest, upon surrender of their stock certificate.

(e) Upon the effective date hereof, each outstanding share of Class A Common voting stock is hereby reclassified as one share of Class A Common stock and each share of Class B nonvoting Common is hereby reclassified as ten (10) shares of Class B nonvoting Common stock.

4. Before there can be a valid sale or transfer of any Preferred or Common shares of the Corporation by any shareholder, the shareholder shall first offer the shares to the Corporation and then to the other holders of the Common shares as follows:

(a) The offering shareholder shall deliver written notice by mail or otherwise to the Secretary of the Corporation stating the price, terms and conditions of the proposed sale or transfer, the number of shares to be sold or transferred and his intention to sell or transfer the shares. Within thirty (30) days thereafter, the Corporation shall have the right to purchase the offered shares at the price and on the terms and conditions stated in the Notice, provided, however, that the Corporation shall not at any time be permitted to purchase all of its outstanding voting shares. If the Corporation fails to purchase all of the shares at the expiration of the thirty (30) day period, or declines to purchase these shares, the Secretary of the Corporation shall, within twenty (20) days thereafter, mail or deliver to each of the other common shareholders of record a copy of the notice given by the shareholder to the Secretary. The notice may be mailed to them at their last known address as such address may appear on the books of the Corporation. Within thirty (30) days after the mailing or delivering of the copies of the orders to the shareholders, any shareholder desiring to acquire any part or all of the shares referred to in the notice shall deliver by mail, or otherwise, to the Secretary of the Corporation, a written offer or offers, to be acceptable immediately, to purchase a specified number of the shares at the price and on the terms stated in the notice. Each offer shall be accompanied by the purchase price therefor with authorization to pay the price against delivery of the shares. If the total number of shares specified in the offers to purchase exceeds the number of shares to be sold or transferred, each offering shareholder shall be entitled to purchase such proportion of the available shares as the number of shares in the Corporation which he holds bears to the total number of shares held by all the shareholders electing to purchase shares.

If all shares to be sold or transferred are not disposed of under the apportionment, each shareholder desiring not to purchase shares in a number in excess of his proportionate share, as provided above, shall be entitled to purchase such proportion of those shares which remain thus undisposed of as the total number of shares which he holds bears to the total number of shares held by all shareholders desiring to purchase shares in excess of those to which they are entitled under this apportionment.

If within the thirty (30) day period, the offer or offers to purchase total fewer than the number of offered shares, the offering shareholder shall not be obligated to accept any of the offers and may dispose of all shares referred to in his notice to any person or persons, provided, however, that he shall not sell or transfer these shares at a lower price or on terms more favorable to the purchaser or transferee than those specified in notice to the Secretary of the Corporation.

Nothing in the above restrictions on the transfer of stock shall be construed to in any way defeat the Corporation’s absolute right to redeem the Preferred shares at any time an election to redeem is made by the Corporation’s Board of Directors.

5. This Corporation elects to be governed by all of the provisions of the General Corporation Law, effective January 1, 1977, not otherwise applicable to it under Chapter 23 thereof.